News Release - July 1, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM IMPLEMENTS ADDITIONAL HEDGING

Bakersfield, CA - July 1, 2005 - Berry Petroleum Company (NYSE:BRY) has entered into zero-cost collars for approximately 10,000 barrels of oil per day for the period January 1, 2006 through December 31, 2009. Based on WTI pricing, the floor is $47.50 and the ceiling is $70.00.

Robert Heinemann, chief executive officer and president, stated, "Crude oil futures prices have increased substantially in recent months and we believe it is prudent for Berry to lock in a floor price on a portion of the Company's production while also retaining significant upside. The volume of 10,000 barrels per day currently represents slightly less than half of our oil production. Strategically, we intend to continue growing Berry through a combination of asset development and acquisitions. The use of collars supports this strategy by protecting our future cash flows if oil prices decline significantly while allowing us to participate in the upside of our assets if oil prices run up."

Drilling Rig Purchase

Separately, to assist in achieving its growth plans, Berry has purchased a drilling rig that is rated to a depth of approximately 7,000 feet. A Rocky Mountain-based drilling company under contract with Berry will begin drilling with the rig at the Company's Brundage Canyon property by mid-July. This rig will be dedicated to Berry's shallow drilling program in the Uinta Basin.

Berry Petroleum Company is a publicly traded independent oil and gas production, exploration and exploitation company located in Bakersfield, California.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving risks and uncertainties discussed in detail in the Company's Securities and Exchange Commission filing and reports, including the Company's 2004 Annual Report to shareholders. Actual results may vary due to these or other risks and uncertainties Details of the Company's hedging program, including discussion of the risks, will be contained in the Company's upcoming second quarter 2005 Form 10-Q to be filed by August 9, 2005.

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